Exhibit 10.11

TAX RECEIVABLES AGREEMENT

This TAX RECEIVABLES AGREEMENT (this “Agreement”), dated as of July 20, 2021, is hereby entered into by and among Stryve Foods Holdings, LLC, a Texas limited liability company (“Seller”), Stryve Foods, Inc., a Delaware corporation and successor in interest Andina Acquisition Corporation III (“Purchaser”) and Andina Holdings LLC, a Delaware limited liability company (“Holdings”).

RECITALS

WHEREAS, Purchaser, Holdings, B. Luke Weil as purchaser representative, Stryve Foods LLC, a Texas limited liability company (the “Company”), Seller, and R. Alex Hawkins, as seller representative, entered into that certain Business Combination Agreement, dated as of January 28, 2021 (the “Business Contribution Agreement”), pursuant to which, among other things, Seller will contribute all of its interest in the Company to Holdings (the “Contribution”);

WHEREAS, in connection with the Contribution, Seller will receive Class B Common Units of Holdings and Class V Common Stock of Purchaser (collectively, the “Units”), which Units will be exchangeable with Purchaser for Class A Common Stock of Purchaser (such exchange, an “Exchange”) as provided for under the Exchange Agreement;

WHEREAS, Exchanges shall be effected pursuant to the Exchange Agreement in transactions that may result in the recognition of gain or loss for U.S. Federal Income Tax purposes to Seller (each, a “Taxable Exchange”), as described herein;

WHEREAS, Holdings will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as defined below) in which any Taxable Exchange occurs, which election may result in a Basis Adjustment (as defined herein) to the tangible and intangible assets owned by Holdings and its subsidiaries as of the date of any such Taxable Exchange;

WHEREAS, the income, gain, loss, expense and other Tax (as defined herein) items of Holdings and its subsidiaries may be affected by the Basis Adjustment (as defined herein); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and the Imputed Interest on the actual liability for Taxes (as defined herein) of Purchaser.

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NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
Definitions

Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Advisory Firm” means an accounting or law firm that is nationally recognized as being expert in Tax matters and that is agreed to by the parties to this Agreement.

“Affiliate” means with respect to a Person, a Person directly or indirectly controlling, controlled by, or under common control with, such Person.

“Agreed Rate” means the Prime Rate (as defined in the Amended and Restated LLC Agreement of Holdings, dated as of the date hereof).

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.04(b) of this Agreement.

“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 732, 743(b) and 754 of the Code and comparable sections of state and local tax laws (as calculated under Section 2.01 of this Agreement) as a result of an Exchange (including, without limitation, the payments made pursuant to this Agreement). Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank sitting in New York, New York is closed for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding Seller or any Person who, on the date hereof, is a member of Seller, becomes the Beneficial Owner, directly or indirectly, of securities of the Purchaser representing more than fifty percent (50%) of the combined voting power of the Purchaser’s then outstanding voting securities; or

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(ii) there is consummated a merger or consolidation of the Purchaser or any direct or indirect subsidiary of the Purchaser with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the board of directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) all of the Persons who were the respective Beneficial Owners of the voting securities of the Purchaser immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or

(iii) the shareholders of the Purchaser approve a plan of complete liquidation or dissolution of the Purchaser, or there is consummated an agreement or series of related agreements for the sale or other disposition, directly, or indirectly, by the Purchaser or Holdings of all or substantially all of its assets, other than such sale or other disposition by the Purchaser of all or substantially all of the Purchaser’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Purchaser in substantially the same proportions as their ownership of the Purchaser immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii)(x) above, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the Beneficial Owners of the shares of the Purchaser immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the stock or assets of the Purchaser immediately following such transaction or series of transactions and the Beneficial Owner has substantially the same rights under this Agreement and the Exchange Agreement (or equivalent successors to such agreements).

“Code” is defined in the Recitals of this Agreement.

“Control” and its correlatives means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state and local tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

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“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Exchange” means the acquisition of Holdings Class B Units and Purchaser Class V Stock by the Purchaser, pursuant to an Exchange Agreement from Seller or any other Person party to an Exchange Agreement.

“Exchange Agreement” means that certain Exchange Agreement, dated as of the date hereof, by and among Purchaser, Holdings and Seller and any successor Exchange Agreement entered into by any member, direct or indirect, of Seller in connection with distribution to such member of Holdings Class B Units and Purchaser Class V Stock.

“Exchange Basis Schedule” is defined in Section 2.02 of this Agreement.

“Exchange Date” means the date any Exchange occurs.

“Exchange Payment” is defined in Section 5.01 of this Agreement

“Expert” is defined in Section 7.10 of this Agreement.

“Holdings” is defined in the Preamble of this Agreement.

“Holdings Class B Unit” means a Class B Common Unit of Holdings, as defined in the Amended and Restated LLC Agreement of Holdings dated as of the date hereof.

“Imputed Interest” shall mean any interest imputed under Sections 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local tax law with respect to the Purchaser’s payment obligations under this Agreement.

“IRS” means the United States Internal Revenue Service.

“Late Payment Rate” means the Agreed Rate plus 500 basis points.

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustment had been made.

“Non-Stepped Up Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Purchaser using the same methods, elections, conventions and similar practices used on the relevant Purchaser Return, but using the Non-Stepped Up Tax Basis instead of the tax basis of the Reference Assets and excluding any deduction attributable to the Imputed Interest.

“Payment Date” means any date on which a payment is made pursuant to this Agreement.

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“Person” means and includes any individual, firm, corporation, partnership (including, without limitation, any limited, general or limited liability partnership), company, limited liability company, trust, joint venture, association, joint stock company, unincorporated organization or similar entity or governmental entity.

“Pre-Exchange Transfer” means any transfer of any Units (including upon death of a Seller) (i) that occurs after the date of the Contribution but prior to the date of the Exchange of such Units and (ii) to which Section 743(b) of the Code applies.

“Purchaser” is defined in the Preamble of this Agreement.

“Purchaser Class V Stock” means a share of the Class V Common Stock of Purchaser, par value $0.0001 per share.

“Purchaser Letter” shall mean a letter by the Purchaser in connection with the performance of its obligations under this Agreement stating that the relevant schedule, notice or other information to be provided by the Purchaser to Holdings and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered to Seller.

“Purchaser Return” means the federal Tax Return and/or state and/or local Tax Return, as applicable, of the Purchaser filed with respect to Taxes of any Taxable Year.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Non-Stepped Up Tax Liability over the actual liability for Taxes of the Purchaser for such Taxable Year using the “with or without” methodology. For the avoidance of doubt, the actual liability for Taxes shall reflect the Tax benefit, if any, for the deduction of Imputed Interest. If all or a portion of the actual tax liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination. For this purpose, Taxes of the Purchaser (whether actual liability or Non-Stepped Up Tax Liability) shall include any Taxes of any member of the applicable consolidated group, combine group or unitary group of any of its Affiliates (excluding Holdings, the Company or their subsidiaries).

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of the Purchaser over the Non-Stepped Up Tax Liability for such Taxable Year using the “with or without” methodology. If all or a portion of the actual tax liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination. For this purpose, Taxes of the Purchaser (whether actual liability or Non-Stepped Up Tax Liability) shall include any Taxes of any member of the applicable consolidated group, combined group or unitary group of any of its Affiliates (excluding Holdings, the Company or their subsidiaries).

“Reconciliation Procedures” means those procedures set forth in Section 7.10 of this Agreement.

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“Reference Assets” means (a) all tangible and intangible assets owned (or deemed owned such as through an entity disregarded for tax purposes) at the time of an Exchange (i) by Holdings or (ii) by entities in which Holdings owns an interest that are treated as partnerships for U.S. federal income tax purposes and for which an election under Section 754 of the Code is in effect with respect to such Exchange, and (b) any asset to the extent its tax basis is determined by reference to the adjusted basis of an asset referred to in clause (a).

“Representative” is defined in Section 7.07(a) of this Agreement.

“Representative Documents” is defined in Section 7.08(a) of this Agreement.

“Schedule” means any of the Exchange Basis Schedule, Tax Benefit Schedule and the Early Termination Schedule.

“Seller” is defined in the preamble to this Agreement. As used in this agreement, Seller shall include any member (direct or indirect) to whom Seller (or a member of Seller) distributes Holdings Class B Units and Purchaser Class V Shares.

“Senior Obligations” is defined in Section 5.01 of this Agreement.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.03 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after an Exchange Date in which there is a Basis Adjustment due to an Exchange.

“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges measured with respect to net income or profits and any interest, additions to Tax or penalties applicable or related to such Tax.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

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“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the deductions from the Basis Adjustment and the Imputed Interest arising out of previous Exchanges will continue to be available to the Purchaser without regard to any Change of Control or any dispositions of the Reference Assets on or after the Early Termination Date, (2) the Purchaser will have taxable income sufficient to fully utilize such deductions during such Taxable Year (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions), (3) the federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (4) any loss carryovers generated by the Basis Adjustment or the Imputed Interest and available as of the date of the Early Termination Schedule (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) will be utilized by the Purchaser on a pro rata basis from the date of the Early Termination Schedule through the earlier of (i) the twentieth anniversary of the first Exchange Date or (ii) the schedule expiration date of such carryforward or carryback, (5) any non-amortizable assets are deemed to be disposed of on the earlier of (i) the fifteenth anniversary of the Basis Adjustment and (ii) the Early Termination Date, and (6) if, on the Early Termination Date, any Seller has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the fair market value of the shares of Class V Common Stock and any other cash or consideration (e.g., taking into account the proceeds of any Change in Control, if applicable) that would be received by such Seller if such Units had been Exchanged on the Early Termination Date, and such Member shall be entitled to receive the amount of cash such Member would have been entitled to receive under this Agreement had such Units actually been Exchanged on the Early Termination Date.

ARTICLE II
Determination of Realized Tax Benefit

SECTION 2.01. Basis Adjustment. The Purchaser and Holdings agree that, as a result of any Exchange, the Purchaser’s basis in the applicable Reference Assets shall be increased to the fullest extent permitted by law, determined in a manner consistent with the treatment specified in Section 3.10 of the Exchange Agreement. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are attributable to Imputed Interest.

SECTION 2.02. Exchange Basis Schedule. Within 45 calendar days after the filing of the U.S. federal income tax return of the Purchaser for each Taxable Year in which any Exchange has been effected, the Purchaser shall deliver to Seller a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail, for purposes of Taxes, (i) the actual unadjusted tax basis of the Reference Assets as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to the Reference Assets as a result of the Exchanges effected in such Taxable Year, calculated in the aggregate, (iii) the period or periods, if any, over which the Reference Assets are amortizable and/or depreciable and (iv) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable.

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SECTION 2.03. Tax Benefit Schedule. Within 60 calendar days after the filing of the U.S. federal income tax return of the Purchaser for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Purchaser shall provide to Seller a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.04(a) and may be amended as provided in Section 2.04(b) (subject to the procedures set forth in Section 2.04(b)).

SECTION 2.04. Procedures, Amendments

(a) Procedure. Every time the Purchaser delivers to Seller an applicable Schedule under this Agreement (including an Amended Schedule pursuant to Section 2.04(b) of this Agreement), the Purchaser shall also (x) deliver to Seller schedules and work papers providing reasonable detail regarding the preparation of the Schedule and an Purchaser Letter supporting such Schedule and (y) allow Seller reasonable access to the appropriate representatives at the Purchaser and the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless Seller, within 30 calendar days after receiving an Exchange Basis Schedule or amendment thereto or 30 calendar days after receiving a Tax Benefit Schedule or amendment thereto, provides the Purchaser with notice of a material objection to such Schedule made in good faith. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days, if with respect to an Exchange Basis Schedule, or 30 calendar days, if with respect to a Tax Benefit Schedule, after such Schedule was delivered to Seller, the Purchaser and Seller shall employ the Reconciliation Procedures as described in Section 7.10 of this Agreement.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Purchaser (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to Seller, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (such schedule, an “Amended Schedule”); provided, however, that such a change under clause (i) attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Schedule unless and until there has been a Determination with respect to such change.

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ARTICLE III
Tax Benefit Payments

SECTION 3.01. Payments

(a) Payments. Within five Business Days of a Tax Benefit Schedule delivered to Seller becoming final, the Purchaser shall pay to Seller for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.01(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of Seller. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal income tax payments.

(b) A “Tax Benefit Payment” means an amount, not less than zero, equal to 85% of the Purchaser’s Realized Tax Benefit, if any, for a Taxable Year, increased by, (1) interest calculated at the Agreed Rate from the due date (without extensions) for filing the Purchaser Return with respect to Taxes for such Taxable Year until the Payment Date (the “Interest Amount”), and (2) the amount of the excess Realized Tax Benefit reflected on an Amended Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the Tax Benefit Schedule for such previous Taxable Year; and decreased by, (3) an amount equal to the Purchaser’s Realized Tax Detriment (expressed as a negative number) (if any) for any previous Taxable Year, and (4) the amount of the excess Realized Tax Benefit reflected on a Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the Amended Tax Benefit Schedule for such previous Taxable Year; provided, however, that the amounts described in 3.01(b)(1), (2), (3) and (4) shall not be taken into account in determining a Tax Benefit Payment attributable to any Taxable Year to the extent such amounts were taken into account in determining any Tax Benefit Payment in a preceding Taxable Year; provided, further, for the avoidance of doubt, Seller shall not be required to return any portion of any previously made Tax Benefit Payment. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments, whether paid with respect to Units that were exchanged (i) prior to the date of such Change of Control or (ii) deemed Exchanged on the date of such Change of Control, shall be calculated by utilizing Valuation Assumptions, substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date”.

(c) Imputed Interest. The parties acknowledge that the principles of Section 1272, 1274, or 483 of the Code, as applicable, and the principles of any similar provision of U.S. state and local law, will apply to cause a portion of any Tax Benefit Payment to be treated as imputed interest for applicable tax purposes (“Imputed Interest”). For avoidance of doubt, any Tax Benefit Payment treated as Imputed Interest shall be excluded in determining Realized Tax Benefits and Realized Tax Detriments, and therefore, will not be taking into account in any subsequent Tax Benefit Payment.

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(d) Computation Rules. Except to the extent the payment of any such Tax Benefit Payment is properly treated as Imputed Interest, the payment of all Tax Benefit Payments will be treated as a subsequent upward purchase price adjustment that gives rise to further Basis Adjustments for the Purchaser beginning with the Taxable Year of payment, and as a result, such additional Basis Adjustments will be incorporated into such Taxable Year continuing for future Taxable Years until any incremental Basis Adjustment benefits with respect to a Tax Benefit Payment equal an immaterial amount.

SECTION 3.02. No Duplicative Payments. It is intended that the above provisions will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement provide that 85% of the Purchaser’s Realized Tax Benefit, plus the Interest Amount, is paid to Seller pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner as such intentions are realized.

SECTION 3.03. Maximum Payment. The parties hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchanges, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income and other applicable tax purposes. Unless Seller notifies the Purchaser to the contrary within 30 days of an applicable Exchange, the stated maximum selling price (within the meaning of Treasury Regulation 15A.453-1(c)(2)) with respect to such Exchange shall not exceed 50% of the amount of the initial consideration received in connection with such Exchange (which, for the avoidance of doubt, shall include the amount of any cash and the fair market value of any security received, but shall exclude the fair market value of any Tax Benefit Payments attributable to such Exchange) and the aggregate Tax Benefit Payments with respect to such Exchange (other than amounts treated as interest (including Imputed Interest) under the Code) shall not exceed such stated maximum selling price.

ARTICLE IV
Termination

SECTION 4.01. Early Termination of Agreement. The Purchaser may terminate this Agreement with respect to some or all of the Holdings Class B Units and Purchaser Class V Shares held (or previously held and exchanged) by Seller at any time by paying to Seller the Early Termination Payment; provided, that the Purchaser may not terminate this Agreement prior to the fifth anniversary of the date of this Agreement except in the event of a Change of Control. In addition, upon a Change of Control of the Purchaser, this Agreement shall terminate and the Purchaser shall pay to Seller the Early Termination Payment. Upon payment of the Early Termination Payment by the Purchaser, neither Seller nor the Purchaser shall have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by the Purchaser and Seller as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment).

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SECTION 4.02. Early Termination Notice. If this Agreement is terminated under Section 4.01 above, the Purchaser shall deliver to Seller a notice (the “Early Termination Notice”) setting forth (i) its intention to exercise its right to terminate this Agreement under said Section 4.01 (or the circumstances constituting a Change of Control requiring said termination) and (ii) a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. The applicable Early Termination Schedule shall become final and binding on all parties unless Seller, within 30 calendar days after receiving the Early Termination Schedule thereto provides the Purchaser with notice of a material objection to such Schedule made in good faith. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after such Schedule was delivered to Seller, the Purchaser and Seller shall employ the Reconciliation Procedures as described in Section 7.10 of this Agreement.

SECTION 4.03. Payment upon Early Termination.

(a)        Payment. Within three calendar days after agreement between Seller and the Purchaser on the Early Termination Schedule, the Purchaser shall pay to Seller an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by Seller.

(b) Calculation of Early Termination Payment. The “Early Termination Payment” as of the date of an Early Termination Schedule shall equal the present value, discounted at the Agreed Rate as of the date of the Early Termination Notice, of all Tax Benefit Payments that would be required to be paid by the Purchaser to Seller beginning from the Early Termination Date assuming the Valuation Assumptions are applied. For avoidance of doubt, the Early Termination Payment shall take into account any Realized Tax Benefit that would be attributable to the payment of such future Tax Benefit Payments using an iterative process until any incremental Basis Adjustment benefits with respect to a Tax Benefit Payment equal an immaterial amount.

ARTICLE V
Subordination and Late Payments

SECTION 5.01. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Purchaser to Seller under this Agreement (an “Exchange Payment”) shall, upon any payment or distribution of the assets or securities of the Purchaser upon a total or partial liquidation or a total or partial dissolution of the Purchaser or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Purchaser or its property, rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Purchaser and its subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Purchaser that are not Senior Obligations. Nothing in this Section 5.01 shall (a) impair, as between the Purchaser and Seller, the obligation of the Purchaser to make any Exchange Payment on the date it is required to be made by the Purchaser to Seller under this Agreement or (b) prevent Seller from exercising its available remedies upon a failure of the Purchaser to make such required payments when due, except in the circumstances expressly set forth in the first sentence of this Section 5.01.

SECTION 5.02. Late Payments by the Purchaser. The amount of all or any portion of an Exchange Payment not made to Seller when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Late Payment Rate and commencing from the date on which such Exchange Payment was due and payable.

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ARTICLE VI
PURCHASER TAX MATTERS; Consistency; Cooperation

SECTION 6.01. Participation in the Purchaser’s Tax Matters. Except as otherwise provided herein, the Purchaser shall have full responsibility for, and sole discretion over, all Tax matters concerning the Purchaser, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Purchaser shall notify Seller of, and keep Seller reasonably informed with respect to the portion of, any audit of the Purchaser by a Taxing Authority the outcome of which is reasonably expected to affect Seller’s rights and obligations under this Agreement, and shall provide to Seller reasonable opportunity to provide information and other input to the Purchaser and its advisors concerning the conduct of any such portion of such audit. Purchaser shall not settle any audit or other tax proceeding in a manner that would be reasonably expected to materially and adversely impact the Seller with respect to the rights or obligations under this Agreement without the prior written consent of the Seller or the Seller Representative (such consent may not be unreasonably withheld, conditioned or delayed).

SECTION 6.02. Consistency. Unless there is a Determination to the contrary, the Purchaser and Seller agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Purchaser in any Schedule required to be provided by or on behalf of the Purchaser under this Agreement. In the event that an Advisory Firm is replaced with another firm acceptable to the Purchaser and Seller, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless otherwise required by law or the Purchaser and Seller agree to the use of other procedures and methodologies.

SECTION 6.03. Cooperation. Seller shall (a) furnish to the Purchaser in a timely manner such information, documents and other materials as the Purchaser may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Purchaser and its representatives to provide explanations of documents and materials and such other information as the Purchaser or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter. The Purchaser shall reimburse Seller for any reasonable third party costs and expenses incurred pursuant to this Section.

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ARTICLE VII

SECTION 7.01. Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser or Holdings, to:	with a copy (which will not constitute notice) to:

Stryve Holdings, Inc.	Foley & Lardner LLP
5801 Tennyson Parkway, Suite 275	2021 McKinney Ave, Suite 1600
Plano, TX 75024	Dallas, TX 75201
Attn: Mr. Joe Oblas	Attn:	Chris Converse
Telephone No.: (972) 987-5130		Christopher J. Babcock
Email: joe@stryve.com	Telephone No.:	(214) 999-4903 (214) 999-4370
	Email:	cconverse@foley.com cbabcock@foley.com

If to the Seller to:	with a copy (which will not constitute notice) to:

Stryve Holdings LLC	Foley & Lardner LLP
5801 Tennyson Parkway, Suite 275	2021 McKinney Ave, Suite 1600
Plano, TX 75024	Dallas, TX 75201
Attn: Mr. Joe Oblas	Attn:	Chris Converse
Telephone No.: (972) 987-5130		Christopher J. Babcock
Email: joe@stryve.com	Telephone No.:	(214) 999-4903 (214) 999-4370
	Email:	cconverse@foley.com cbabcock@foley.com

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

SECTION 7.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 7.03. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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SECTION 7.04. Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof. All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in the State of Delaware (or in any appellate court thereof) (the “Specified Courts”). Each party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any dispute arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such dispute, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the dispute is brought in an inconvenient forum, that the venue of the dispute is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other dispute relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 7.01. Nothing in this Section 7.04 shall affect the right of any party to serve legal process in any other manner permitted by law.

SECTION 7.05. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.05.

SECTION 7.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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SECTION 7.07. Assignment; Amendments; Successors.

(a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the Purchaser and Seller, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder. Notwithstanding the foregoing, Seller may, without the prior written consent of the Purchaser, assign (i) all or part of Seller’s rights of access, review, calculation, approval, objection and other rights pursuant to Sections 2.04, 4.02 and 7.10 to a designated representative (the “Representative”), and upon such assignment, the Representative shall have all of the rights and obligations of Seller pursuant to Sections 2.04, 4.02 and 7.10 and as designated in Section 7.08, and (ii) a portion of its rights under this Agreement to any member of Seller who receives Holdings Class B Units and Purchaser Class V Shares as a distribution (and such assignment shall not reduce any rights of Seller under this Agreement) provided, that if Seller assigns a portion of its rights under this Agreement, the payments provided hereunder to Seller shall be allocated proportionally to Seller and its assignees based on their respect ownership of Holdings Class B Units. Any Representative or successor or assignee of Seller shall sign a joinder agreement to this Agreement in form and substance reasonably satisfactory to Seller and the Purchaser.

(b) This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and Seller or upon the liquidation of Seller, the vote or written consent of the holders of a majority of the Seller Consideration Units (as such term is defined in the Business Combination Agreement)).

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Purchaser shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Purchaser, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Purchaser would be required to perform if no such succession had taken place.

SECTION 7.08. Representative.

(a) The Representative designated by Seller pursuant to Section 7.07(a) shall act as an agent, attorney-in-fact and representative of Seller and its assignees, successors and members, with full power of substitution to act in the name, place and stead of such parties, to act on behalf of such parties in connection with: (i) controlling and making any determinations with respect to any matters set forth in Sections 2.04 and 4.02; (ii) signing on behalf of such parties any releases or other documents with respect to any dispute or remedy arising under this Agreement or any documents to which the Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Representative Documents”); (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim; and (v) otherwise enforcing the rights and obligations of any such parties under the Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such parties; provided, that the Representative is specifically authorized and directed to act on behalf of, and for the benefit of, Seller and its members. All decisions and actions by the Representative, including any agreement between the Representative and the Purchaser relating to any disputes under this Agreement, shall be binding upon the Seller and its members, successors and assigns, and neither they nor any other party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 7.08 are irrevocable and coupled with an interest. In the event of any distribution of the Holdings Class B Units and Purchaser Class V Shares by Seller to its members, the members of Seller, as a condition to receiving such distribution, shall irrevocably appoint the Representative as their agent, attorney-in-fact and representative, with the indemnities, immunities, releases and powers granted by the Seller under this Section 7.08 (with the obligations of such members being pro rata among the members based on the distribution received).

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(b) Any other Person, including the Purchaser, may conclusively and absolutely rely, without inquiry, upon any actions of the Representative as the acts of Seller under any Representative Documents. The Purchaser shall be entitled to rely conclusively on the instructions and decisions of the Representative as to (i) any payment instructions provided by the Representative or (ii) any other actions required or permitted to be taken by the Representative under any Representative Document, and Seller shall not have any cause of action against the Representative or the Purchaser for any action taken by any of them in reliance upon the instructions or decisions of the Representative. All notices or other communications required to be made or delivered to a member of Seller under any Representative Document shall be made to the Representative for the benefit of such Seller member, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Seller member with respect thereto. All notices or other communications required to be made or delivered by a Seller member shall be made by the Representative.

(c) The Representative shall not be liable for any act done or omitted under any Representative Document as the Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Seller and its members shall indemnify, defend and hold harmless the Representative from and against any and all losses, actions, orders, liabilities, damages, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorney’s fees and expenses) incurred without gross negligence, bad faith or willful misconduct on the part of the Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Representative’s duties under any Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Representative. In no event shall the Representative in such capacity be liable under or in connection with any Representative Document for any indirect, punitive, special or consequential damages. The Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any liability for relying on the Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Seller and its members, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Representative under this Section 7.08 shall survive the execution of this Agreement and continue indefinitely.

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(d) The Person serving as the Representative may resign upon 10 days’ prior written notice to the Purchaser. If the Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of the Seller and its members, then Seller shall, within 10 days after such death, disability, dissolution, resignation or other event, appoint a successor Representative (by vote or written consent of Seller’s members holding in the aggregate a majority of the voting equity interests of Seller (or upon the liquidation of Seller, the holders of a majority of the Seller Consideration Units (as such term is defined in the Business Combination Agreement)), and promptly thereafter (but in any event within two Business Days after such appointment) notify the Purchaser in writing of the identity of such successor. Each successor Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Representative, and the term “Representative” as used herein shall be deemed to include any such successor Representatives.

SECTION 7.09. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 7.10. Reconciliation. In the event that the Purchaser and Seller are unable to resolve a disagreement within the relevant period designated in this Agreement, the matter shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be employed by a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with either the Purchaser or Seller or other actual or potential conflict of interest. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Purchaser, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such expert or amending any Tax Return shall be borne by the party who did not have the prevailing position, or if a compromise is reached by the Purchaser and Seller, the costs and expenses shall be borne equally by the parties. The Expert shall determine which party prevails. The determinations of the Expert pursuant to this Section 7.10 shall be binding on the Purchaser and Seller absent manifest error.

SECTION 7.11. Withholding. The Purchaser shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Purchaser is required to deduct and withhold with respect to such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller. Seller (or its successors) will promptly provide the Purchaser with any applicable tax forms and certifications reasonably requested by the Purchaser in connection with determining whether any such deductions or withholdings are required under the Code or other applicable law.

[Signature page follows]

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IN WITNESS WHEREOF, the Purchaser, Holdings and Seller have duly executed this Agreement as of the date first written above.

Purchaser:

STRYVE FOODS, INC.

By:	/s/ R. Alex Hawkins
Name:	R. Alex Hawkins
Title:	Chief Operating Officer

ANDINA HOLDINGS LLC
by Stryve Foods, Inc.,
its Managing Member

By:	/s/ R. Alex Hawkins
Name:	R. Alex Hawkins
Title:	Chief Operating Officer

Seller

STRYVE FOODS HOLDINGS, LLC

By:	/s/ R. Alex Hawkins
Name:	R. Alex Hawkins
Title:	Chief Operating Officer